UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
Definitive Additional Materials
☐	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

Ashworth, Inc.

(Name of Registrant as Specified in Its Charter)

Knightspoint Partners II LLC, Knightspoint Capital Management II LLC, Knightspoint Partners, LLC, Michael Koeneke, David Meyer, Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Black Sheep Partners, LLC, Brian Black, Michael Hecht, Michael Glazer, Andrea Weiss and Peter M. Weil

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Preliminary Proxy Statement Dated February __, 2006; Subject to Completion

ANNUAL MEETING OF STOCKHOLDERS OF

ASHWORTH, INC.

PROXY STATEMENT OF

KNIGHTSPOINT PARTNERS II, L.P.

Knightspoint Partners II LLC, Knightspoint Capital Management II LLC, Knightspoint Partners, LLC, Michael Koeneke, David Meyer, Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Black Sheep Partners, LLC, Brian Black, Michael Hecht, Michael Glazer, Andrea Weiss and Peter M. Weil (collectively, the “Knightspoint Group”) are furnishing this proxy statement to you in connection with their solicitation of proxies from the holders of common stock, par value $0.001 per share, of Ashworth, Inc., a Delaware corporation (“Ashworth” or the “Company”), to take the following actions at the 2006 annual meeting of stockholders of Ashworth and at any adjournments, postponements or reschedulings thereof (the “2006 Annual Meeting”):

1.	Increase the size of the board of directors of the Company from seven to nine directors (“Proposal 1”);
2.	Elect Michael S. Koeneke and David M. Meyer as Class I directors of the Company (“Proposal 2”);
3.	Elect Michael Hecht as a Class __ director of the Company to replace a director appointed by the Board of the Company since the 2005 annual meeting of stockholders (“Proposal 3”);
4.	Elect Andrea Weiss as a Class __ director of the Company to replace a director appointed by the Board of the Company since the 2005 annual meeting of stockholders (“Proposal 4”);
5.	Elect Peter M. Weil to the Board of the Company to fill the additional Class II directorship resulting from Proposal 1 (“Proposal 5”);
6.	Elect Michael Glazer to the Board of the Company to fill the additional Class III directorship resulting from Proposal 1 (“Proposal 6”)
7.

Amend Section 2 of Article III of the Company’s Bylaws to permit stockholders of the Company to fill vacancies on the Board of the Company and newly created directorships (“Proposal 7”) as set forth on Annex C hereto;

8.	Amend Section 5 of Article III of the Company’s Bylaws to permit stockholders of 15% or more of the Company’s capital stock to call special meetings (“Proposal 8”) as set forth on Annex C hereto; and
9.

Repeal any new bylaws or amendments to existing Company Bylaws adopted by the Board of the Company on or since December 15, 2005 or adopted prior thereto but not publicly disclosed prior to December 15, 2005 (“Proposal 9”).

Proposals 5 and 6 are conditioned upon the approval of Proposals 1 and 7 by the stockholders of the Company at the 2006 Annual Meeting.

The 2006 Annual Meeting is scheduled to be held at _________ on March __, 2006, at __________________________. The Company has set _________, 2006 as the record date for determining stockholders entitled to notice of to vote and the 2006 Annual Meeting.

Conducting business at the 2006 Annual Meeting requires a quorum. For a quorum to exist, stockholders representing a majority of the votes eligible to be cast must be present in person or represented by proxy. Under the Delaware General Corporation Law, and the Company’s certificate of incorporation and Bylaws, abstentions and broker non-votes are treated as present for purposes of determining whether a quorum exists. If a quorum is present, directors will be elected by a plurality of the votes cast. This means that the nominees receiving the highest number of votes will be elected as directors. Accordingly, abstentions and broker non-votes do not have the effect of a vote against the election of any nominees. Stockholders do not have the right to cumulate their votes.

The Company’s by-laws may be amended by the majority vote of the stockholders holding the issued and outstanding common stock of the Company. Each proposal other than the election of directors will be adopted if a majority of the shares entitled to vote on the proposal are voted in its favor. Accordingly, abstentions and broker non-votes on each such proposal will have the same effect as a vote against the proposal.

As more fully described herein in “Background and Reasons for the Solicitation,” the Knightspoint Group believes the Company is substantially underperforming due to both a series of operational missteps and a failure to capitalize on a range of growth opportunities in the Company’s various distribution channels. According to the Company’s press release of December 22, 2005, notwithstanding substantially higher sales, the Company’s 2005 income from operations, excluding special items, declined to $1.5 million from $14.9 million in 2004 and the Company’s 2005 EPS declined to a loss of ($0.05) from a profit of $0.66 in 2004. The Knightspoint Group also believes the Company missed important opportunities to further develop its position in pro shops, its core distribution channel, and the corporate channel which offers a significant opportunity that has been more effectively penetrated by smaller competitors such as Cutter and Buck.

Furthermore, the Knightspoint Group believes that the Company needs an active and involved board to address voids in its organizational structure, to set strategic and operational priorities, and to establish the more effective financial controls, systems and incentives necessary for their successful execution. In our view, the current board of directors has not provided the direction or oversight needed to address key strategic and operational issues facing the Company and develop a profit improvement plan. The purpose of this solicitation is to install directors on the board of directors that are firmly aligned with and focused on enhancing value for all stockholders. In addition, we are proposing certain actions to promote corporate democracy and place control of the Company firmly in the hands of stockholders.

In light of the Company’s small size and synergistic potential with would-be acquirers, we believe the Company ultimately should be sold to a larger organization with greater financial and organizational resources and a complementary portfolio of brands. Accordingly, we believe it is appropriate to aggressively explore a potential sale of the Company. Simultaneously, however, we believe the Company should pursue a comprehensive operational improvement plan directed at restoring profitability, filling gaps in its organizational structure and positioning the Company to capitalize on opportunities to profitably expand both within and outside of the Company’s core green grass channel.

On that score, we believe the Company should explore ways to implement the following measures as part of an overall turnaround plan:

•

Establish new executive compensation policies that better align the interests of the board of directors and management with those of the Company’s stockholders. We believe that a significant portion of the compensation paid to management and the board of directors should consist of restricted stock and that bonuses for management should be tied to specific measurable, financial milestones achieved by the Company.

•	Enhance internal information flows through the greater use of electronic communications including email and web-enabled tools to increase the speed

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and quality of decision-making at all levels of the organization, improve coordination and knowledge transfer within and between distinct business functions including best practice sharing and reinforce strategic priorities.

•

Develop measurement tools and incentive programs to encourage, recognize and reward individual and team performance that contribute directly to stockholder value creation. We believe well-structured motivators could unleash the entrepreneurial and creative energies of the organization while simultaneously improving operating discipline.

•

Support distribution growth through organizational realignments and new initiatives in marketing, visual merchandising, design and sales force management. To create a more customer-centric organization with a deeper and continuously updated understanding of its customer and brand positioning, we believe a discrete marketing function needs to be created. To allow for expansion and growth into channels such as department stores and big box sporting goods stores without cannibalizing core channels, we believe the Company’s product design effort needs to be focused on differentiating the product for each channel of distribution (with some product designed exclusively for each channel). Furthermore, to ensure timeliness of capturing fashion trends and maintaining quality, we believe a design studio should be established with responsibility for design and style efficiency and consistency reinforced by rewards for performance. To grow in multiple channels, we believe the Company should establish a dedicated sales management and sales team for each brand and distribution channel with clear authority and accountability to manage and build retail accounts that are pre-selected as affording the most profitable sales growth opportunities.

•

Pursue major growth in the company’s green grass and corporate channels while exercising greater restraint in the department store channel pending improvements in planning and allocation capabilities, visual merchandising and sales force management. We believe there is a significant opportunity for growth in the core green grass channel through cross-selling complementary embroidered product and selective deployment of point of sale initiatives. We believe the promotional products channel represents an enormous opportunity based both on the size of addressable market (measured in billions of dollars) and the fragmented nature of the competition. In department stores, which is a relatively new channel in which the Company operates, the Company has indicated that in its most recent Form 10-K for the year ended October 31, 2005 that its presence is less significant and it lacks the bargaining leverage and organizational capabilities of larger, more established apparel wholesalers. We believe the Company should moderate its growth ambitions in this channel pending development of a better execution capability.

•

Establish systems and protocols to drive improvement in inventory management and overall working capital productivity and better control capital spending. In the apparel business, growth and profitability depend critically on the productivity of inventory and other current asset and current liability accounts. We believe substantial improvement can be attained by assigning responsibility for the measurement and management of the productivity of each retail account and style supplemented with systems support. We also believe there is an opportunity to drive gains through increased customization of styles and sizes by local market area. We believe capital allocation decisions need to be underpinned by rigorous financial analysis and would seek to institute a disciplined process for vetting large capital expenditure decisions.

•

Explore alternatives for realizing value from the recently completed embroidery and distribution center. As discussed in this proxy statement, we believe the construction of the new embroidery and distribution center was a poor capital decision that has imposed a large and continuing fix cost burden on the Company. Although this state-of-the-art distribution center should have appeal to potential acquirers, we believe it is not appropriate for the Company at current sales volumes.

(iii)

•

Leverage the operating strengths of Gekko by more aggressively tapping cross-selling and other synergies with the Ashworth and Callaway brands and encouraging Gekko management to extend its product categories with the goal of becoming a leading supplier of sports-oriented headwear and accessories. Based on public disclosures, Gekko appears to have been a successful acquisition for the Company that we believe should continue to be run as an independent subsidiary.

While specific plans for achieving the above objectives have not been developed, our nominees for director intend to develop specific business plans that would support these proposed actions. See “Background and Reasons for the Solicitation” for additional discussion of the actions which the Knightspoint Group believes the Company should implement. We believe our nominees for director will bring to the board the judgment, experience, energy and objectivity needed to implement an overall improvement plan as well as oversee a strategic sale process.

Except as described herein, no specific plans have been finalized by the Knightspoint Group or its nominees regarding particular measures which may be implemented if our solicitation is successful, pending the opportunity to gain more detailed insight into the Company including interviewing personnel at all levels. The specific plans developed by our nominees may be unable to achieve the above objectives despite our nominees’ efforts to achieve these goals.

This solicitation is being made by the Knightspoint Group and not on behalf of the board of directors of the Company.

Information concerning the Knightspoint Group, their nominees and other persons who are participants in its solicitation of proxies is provided in this proxy statement under the headings “Knightspoint Group’s Nominees” and “Information About the Participants” and in Annex A.

The date of this proxy statement is ______________, 2006. This proxy statement and the enclosed BLUE proxy card are first being sent or given to stockholders of Ashworth on or about ________________, 2006.

* * * * * * *

Your vote is important. Please sign and date the enclosed BLUE proxy card and return it in the enclosed envelope promptly. Properly voting the enclosed BLUE proxy card automatically revokes all prior proxy cards previously signed by you.

Do not mail any proxy card other than the enclosed BLUE card if you wish to vote for Knightspoint’s nominees and the proposals Knightspoint supports.

Even if you previously have voted a proxy card furnished to you by the Company’s board of directors or any other party, you have the legal right to change your vote by signing, dating and returning the enclosed BLUE proxy card. Only your latest dated proxy will count at the annual meeting.

Holders of record of shares of common stock as of ____________, 2006, the record date for voting at the annual meeting, are urged to submit a BLUE proxy card even if your shares are sold after the record date.

If you purchased shares of common stock after the record date and wish to vote such shares at the annual meeting, you should obtain a BLUE proxy card from the seller of such shares.

If your shares are registered in your own name, please sign, date and mail the enclosed BLUE proxy card to us in care of Innisfree M&A Incorporated, the firm assisting us in the solicitation of proxies, in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or

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other institution, only it can sign a BLUE proxy card with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a BLUE proxy card to be signed representing your shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to us in care of our proxy solicitor at the address indicated below so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions about executing your proxy or require assistance, please call:

Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, Toll-Free at 888-750-5834 (banks and brokers may call collect at 212-750-5833)

* * * * * * *

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TABLE OF CONTENTS

Page

Questions and Answers About this Solicitation	1
Background and Reasons for the Solicitation	4
Proposal 1 – Change in the Number of Directors	6
Proposal 2 – Election of Class I Directors	6
Proposal 3 – Election of Class __ Director	7
Proposal 4 – Election of Class __ Directors	7
Proposal 5 – Election to Fill Newly Created Class II Directorship	7
Proposal 6 – Election to Fill Newly Created Class III Directorship	8
Knightspoint Group’s Nominees	8
Certain Information About Knightspoint Group’s Nominees	8
Section 16(a) Beneficial Ownership Reporting Compliance	11
Proposal 7 – Amendment to Bylaws Regarding Board Vacancies	12
Proposal 8 – Amendment to Bylaws Regarding Special Meetings	12
Proposal 9 – Repeal of Additional Bylaws or Bylaw Amendments	13
Other Matters To Be Voted On	13
Solicitation Of Proxies	13
Stockholder Proposals For 2007annual Meeting	14
Information Regarding The Participants	15
Information Regarding The Company	15

-i-

QUESTIONS AND ANSWERS ABOUT THIS SOLICITATION

The following are some of the questions you, as a stockholder, may have and answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this proxy statement, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge you to read this entire proxy statement carefully prior to making any decision on whether to grant the proxy solicited hereunder.

Q:	Who is making the solicitation?
A:

Knightspoint Partners II, L.P. is a Delaware limited partnership (“Knightspoint”) controlled by Michael S. Koeneke and David M. Meyer, who are included among our director nominees. Starboard Value and Opportunity Master Fund Ltd. is an exempted company organized under the laws of the Cayman Islands (“Starboard”). Parche, LLC is a Delaware limited liability company (“Parche”). Black Sheep Partners, LLC is a Delaware limited liability company (“Black Sheep”). Each of Knightspoint, Starboard, Parche and Black Sheep are private entities engaged in the purchase and sale of securities for investment for its own account. In addition, our other director nominees, H. Michael Hecht, Michael Glazer, Peter M. Weil and Andrea Weiss, are also participants in this proxy solicitation. Together, we beneficially own 942,981 shares of the Company’s common stock or approximately 6.7% of the outstanding shares. The controlling persons of each of Starboard, Parche and Black Sheep may also be deemed participants in this proxy solicitation. For additional information on the participants, please see “Information about the Participants” and Annex A.

Q:	What actions are you asking stockholders to support?
A:	We are asking you to give your proxy so that we may vote your shares for the following nine Proposals.
1.	Increase the size of the board of directors of the Company from seven to nine directors (“Proposal 1”);
2.	Elect David M. Meyer and Michael S. Koeneke as Class I directors of the Company (“Proposal 2”);
3.	Elect Michael Hecht as a Class __ director of the Company to replace a director appointed by the Board of the Company since the 2005 annual meeting of stockholders (“Proposal 3”);
4.	Elect Andrea Weiss as a Class __ director of the Company to replace a director appointed by the Board of the Company since the 2005 annual meeting of stockholders (“Proposal 4”);
5.	Elect Peter M. Weil to the Board of the Company to fill the additional Class II directorship resulting from Proposal 1 (“Proposal 5”);
6.	Elect Michael Glazer to the Board of the Company to fill the additional Class III directorship resulting from Proposal 1 (“Proposal 6”)
7.

Amend Section 2 of Article III of the Company’s Bylaws to permit stockholders of the Company to fill vacancies on the Board of the Company and newly created directorships (“Proposal 7”) as set forth on Annex C hereto;

8.	Amend Section 5 of Article III of the Company’s Bylaws to permit stockholders of 15% or more of the Company’s capital stock to call special meetings (“Proposal 8”) as set forth on Annex C hereto; and
9.

Repeal any new bylaws or amendments to existing Company Bylaws adopted by the Board of the Company on or since December 15, 2005 or adopted prior thereto but not publicly disclosed prior to December 15, 2005 (“Proposal 9”).

Proposals 5 and 6 are conditioned upon the approval of Proposals 1 and 7 by the stockholders of the Company at the 2006 Annual Meeting .

Q:	Why are you soliciting stockholder’s proxies?
A:

We are soliciting your proxy to install directors on the board of directors that are focused on enhancing the value of the Company for all stockholders. In addition, we are proposing certain actions to promote corporate democracy and place control of the Company firmly in the hands of stockholders.

Q:	Who are Knightspoint’s nominees?
A:

Michael Glazer, H. Michael Hecht, Michael S. Koeneke, David M. Meyer, Peter M. Weil and Andrea Weiss. The nominees are highly qualified individuals with significant business experience. The principal occupation and business experience of each of our nominees is set forth in this Proxy Statement under the section entitled “Knightspoint Group’s Nominees,” which we urge you to read.

Q:	The Company has said that it is exploring strategic alternatives. Why should stockholders consent to your proposed actions while the process is pending?
A:

We believe it is unlikely that the current process will yield an attractive outcome for stockholders absent the strong participation and oversight of an active and involved board with relevant business, operating and financial expertise. Moreover, we believe the Company’s announcement of a strategic process was intended principally as a defensive tactic to deflect stockholder pressure for a sale and deter a potential proxy contest. Indeed, it appears that the pace of the process was only accelerated as a response to the notice letter we sent to the Company on December 22, 2005, in which we notified the Company of our intent to solicit proxies for the 2006 Annual Meeting. In fact, in our conversation with Houlihan, Lokey, the financial advisor for the Company in the strategic notice, after our notice letter was delivered, Houlihan, Lokey indicated that the strategic process had been accelerated.

We believe that having several new directors on the Board who are unaffiliated with current management will serve to protect stockholder interests as the Company pursues a value creation plan, whether or not it leads to a near-term sale transaction. If elected, our nominees will actively oversee and monitor the Company’s efforts to seek a buyer while working at the same time to improve the Company’s long-term viability and stock price so that stockholders are protected if, as is possible, no acceptable sale transaction emerges.

Q:	Who can vote?
A:

You are eligible to vote or to execute a proxy only if you owned shares of the Company’s common stock on ____________ 2006, the record date for the 2006 Annual Meeting. Even if you sell your shares after the record date, you will retain the right to execute a proxy in connection with the 2006 Annual Meeting. It is important that you grant a proxy regarding shares you held on the record date, or vote those shares in person, even if you no longer own those shares. Based upon the proxy statement filed by Ashworth on _________, 2006, __________ shares of the Company’s common stock were outstanding on the record date for the 2006 Annual Meeting.

Q:	What should I do to give my proxy?
A:

You should complete, sign and date the enclosed BLUE proxy card and return it to Innisfree M&A Incorporated promptly in the enclosed postage-paid envelope. To be able to vote your shares in accordance with your instructions at the 2006 Annual Meeting, we must receive your proxy as soon as possible but in any event prior to their being voted at the meeting.

Q:	How do I vote in person?

A:

If you owned shares of Ashworth’s common stock on the record date, ____________, 2006, you may attend the 2006 Annual Meeting and vote in person. If you are not the record holder of your shares, please refer to the discussion following the question “What if I am not the record holder of my shares?” If you hold your shares in the name of a bank or broker, you will not be able to vote in person at the 2006 Annual Meeting unless you have previously specially requested and obtained a ‘legal proxy” from your bank or broker and present it at the 2006 Annual Meeting.

Q:	What if I am not the record holder of my shares?
A:

If your shares are held in the name of a brokerage firm, bank nominee or other institution (“Custodian”), only it can give a proxy with respect to your shares. You may have received either a blank, executed proxy card from your Custodian (which you can complete and send directly to Innisfree M&A Incorporated) or an instruction card (which you can complete and return to the Custodian to direct its voting of your shares). If your Custodian has not sent you either a blank, executed proxy card or an instruction card, you may contact the Custodian directly to provide it with instructions. If you need assistance, please contact our proxy solicitor toll-free at 1-888-750-5834.

If your shares are held in the name of a Custodian and you want to vote in person at the 2006 Annual Meeting, you may specially request a document called a “legal proxy” from the Custodian and bring it to the 2006 Annual Meeting. If you need assistance, please contact our proxy solicitor toll-free at 1-888-750-5834.

Q:	What should I do if I receive a [white] proxy card?
A:

Proxies on the [white] proxy card are being solicited by the Company’s incumbent board of directors. If you submit a proxy to us by signing and returning the enclosed BLUE proxy card, do not sign or return the [white] proxy card or follow any voting instructions provided by Ashworth unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a [white] proxy card to the Company, you may revoke it and provide your support to our nominees by signing, dating and returning the enclosed BLUE proxy card.

Q:	What if I want to revoke my proxy?
A:	If you give a proxy, you may revoke it at any time before it is voted on your behalf. You may do so in three ways:
•	By delivering a later-dated proxy to either Innisfree M&A Incorporated or the secretary of the Company; or
•	By delivering a written notice of revocation to either Innisfree M&A Incorporated or the secretary of the Company; or
•	By voting in person at the 2006 Annual Meeting.

If you choose to revoke a proxy by giving written notice or a later-dated proxy to the secretary of the Company, we would appreciate if you would assist us in representing the interests of stockholders on an informed basis by sending us a copy of your revocation of proxy or by calling our proxy solicitor toll-free at 1-888-750-5834. Remember, your latest-dated proxy is the only one that counts.

Q:	If I plan to attend the 2006 Annual Meeting, should I still submit a proxy?
A:

Whether you plan to attend the 2006 Annual Meeting or not, we urge you to submit a BLUE proxy card. Returning the enclosed proxy card will not affect your right to attend the 2006 Annual Meeting and vote.

Q:	How many votes do I have?
A:

With respect to each matter to be considered at the 2006 Annual Meeting, each stockholder will have one vote for each share of the Company’s common stock held on the record date. Based on documents publicly filed by the Company, the Company has no outstanding voting securities other than its common stock.

Q:	How will my shares be voted?
A:

If you give a proxy on the accompanying BLUE proxy card, your shares will be voted as you direct. If you submit a proxy to us without instructions, our representatives will vote your shares in favor of our nominees and our other proposals. Submitting a BLUE proxy card will entitle our representatives to vote your shares in accordance with their discretion on matters not described in this proxy statement that may arise at the 2006 Annual Meeting.

Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date by the person who submitted it.

Q:	What is a quorum and why is it necessary?
A:

Conducting business at the 2006 Annual Meeting requires a quorum. For a quorum to exist, stockholders representing a majority of the votes eligible to be cast must be present in person or represented by proxy. Under the Delaware General Corporation Law, and the Company’s certificate of incorporation and Bylaws, abstentions and broker non-votes are treated as present for purposes of determining whether a quorum exists.

Q:	What vote is required to approve each proposal and how will votes be counted?
A:

If a quorum is present, directors will be elected by a plurality of the votes cast. This means that the nominees receiving the highest number of votes will be elected as directors. Accordingly, abstentions and broker non-votes do not have the effect of a vote for or against the election of any nominees. Stockholders do not have the right to cumulate their votes.

Each proposal other than the election of directors will be adopted if a majority of the shares entitled to vote on the proposal are voted in its favor. Accordingly, abstentions and broker non-votes on each such proposal will have the same effect as a vote against the proposal.

Q:	How can I receive more information?
A:	If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call our proxy solicitor toll-free at 1-888-750-5834.

BACKGROUND AND REASONS FOR THE SOLICITATION

On various dates from October 5, 2005 through January 31, 2006, members of the Knightspoint Group purchased a total of 919,119 shares of common stock in the open market for a total purchase price of $7,486,067 excluding commission and related costs. The details of these purchases are set forth in Annex A to this Proxy Statement. All of the purchases were funded by working capital, which may have included margin loans made by brokerage firms in the ordinary course of business.

The Knightspoint Group established an ownership position in Ashworth based on the belief that the Company was materially undervalued due to a series of operational missteps that have eroded recent financial performance such as the Company’s new embroidery and distribution channel. These missteps include increased markdown allowances from lower than anticipated full priced sell-through of both apparel lines and an increase in inventory reserves due to a significant build up of excess domestic inventory, both of which are referenced in the Company’s Annual Report on Form 10-K for the fiscal year 2005. The Knightspoint Group believes, as well, that the Company possesses unrealized potential based on its having both a range of largely untapped growth opportunities in its various distribution channels and possible appeal as an acquisition target for certain larger apparel companies with complementary apparel brands and distribution.

According to the Company’s press release of December 22, 2005, notwithstanding substantially higher sales, the Company’s 2005 income from operations, excluding special items, declined to $1.5 million from $14.9 million in 2004 and the Company’s 2005 EPS declined to a loss of ($0.05) from a profit of $0.66 in 2004. The Knightspoint Group believes the earnings decline is attributable to a number of factors including: (1) the poorly planned and implemented expansion in the department store channel which we believe led to inventory write-downs and large markdown allowances, (2) deficient inventory controls which contributed to an excess inventory position that necessitated heavily discounted clearance selling across multiple channels, and (3) an ill-advised, expensive and poorly executed installation of a new embroidery and distribution center that has imposed a large and continuing fixed cost burden on the Company out of proportion with its current volumes. In a Company press release dated September 1, 2005, the Company stated that its gross margin was negatively impacted by higher than expected markdown allowances for its retail distribution channel customers, additional reserves taken on its domestic excess inventory and the higher than anticipated operating expenses and inefficiencies in its new US Embroidery and Distribution Center.

The Knightspoint Group also believes the Company missed important opportunities to further develop its position in pro shops, its core distribution channel, and the corporate channel which offers a significant opportunity that we believe has been more effectively penetrated by smaller competitors such as Cutter and Buck.

The Knightspoint Group believes that these problems stem principally from weaknesses in the Company’s organizational structure including a lack of the financial controls and information sharing needed to support informed decision-making, ensure disciplined capital and resource allocation, and disseminate best practices. The Knightspoint Group also believes the Company lacks a coherent strategic plan with a well-defined set of operational and strategic priorities, accountabilities, performance expectations and incentives. As a result, we have concluded that the Company’s board of directors has failed to properly represent and protect the Company and its stockholders. Other corporate governance concerns include the Company’s recent need for additional time to file its annual report for 2005 to address the Company’s non-compliance with certain financial covenants in its credit agreement. In addition, as well as the resignation of three independent board members, all with significant industry credentials, in June 2005. We believe all these factors have, in turn, caused the Company and its stockholders to suffer deteriorating operating performance, increased operational risk, a loss of investor confidence and, ultimately, an undervalued stock price.

On November 29, 2005, in the wake of calls for the Company to be sold by stockholders other than members of the Knightspoint Group, and in conjunction with a warning on fourth quarter 2005 financial results, Ashworth announced the appointment of Houlihan, Lokey, Howard & Zukin to advise the company in identifying and evaluating strategic alternatives to enhance stockholder value. We were skeptical of the move and viewed it as a perfunctory effort designed to deflect pressure being applied by stockholders.

On December 22, 2005, pursuant to the notification requirements contained in the Company’s Bylaws, we submitted notice of our intention to run a slate of directors at the annual meeting based on our belief that a more active and involved board of directors was required to right the Company and position it for successful sale. A copy of that letter is attached to our Schedule 13D filed with the Securities and Exchange Commission on January 23, 2006.

On December 23, 2005, members of the Knightspoint Group made a first attempt to contact the Company’s Chief Executive Officer, Randall Herrel.

On January 4, 2006, having not yet heard back from the Company, members of the Knightspoint Group made a second attempt to contact Mr. Herrel.

On January 4, 2006, members of the Knightspoint Group spoke with a representative of the Company’s financial advisor, Houlihan Lokey, Howard & Zukin. We explained our reasons for our submission of director nominees including the Company’s recent underperformance, our view that a more active and involved board was needed to help management right the Company, and our concern that the recently announced strategic alternatives process would not deliver results absent strong board participation and oversight. We also communicated our willingness for Mr. Herrel to be re-appointed to the board of the Company at the upcoming annual meeting although we currently do not plan to nominate Mr. Herrel to serve as a director. We believe that the Company would benefit from Mr. Herrel’s re-appointment to preserve a level of continuity in the board after the annual meeting. The representative of Houlihan Lokey, Howard & Zukin reported that no material work had been commenced to date on their strategic assessment process, but that the board had just determined to accelerate the effort and that he was asked to deliver preliminary conclusions in late January.

During the week of January 9, 2006, members of the Knightspoint Group spoke again with the representative of Houlihan Lokey, Howard & Zukin. The representative inquired whether we would accept a compromise whereby the Company announced that they were pursuing a sale and agreed to grant us observer status on the board. We said that would not be acceptable. The representative then inquired whether one or two board seats would be sufficient. We said they would not. We did, however, indicate a willingness to continue an open dialogue with the Company since it was our intention to be helpful to the value creation process. We reiterated our desire to speak with Mr. Herrel since we did intend to support his re-appointment to the board of directors if he is nominated for such a position by the Company.

During the week of January 9, 2006, members of the Knightspoint Group spoke with Mr. Herrel. We communicated the same points we communicated to the representative of Houlihan Lokey, Howard & Zukin. Mr. Herrel inquired whether we were familiar with the Company’s contractual arrangements. We said that we were well apprised of the Company’s various contractual arrangements including with respect to the Callaway license. Mr. Herrel suggested that we establish an open line of communication and indicated he would attempt to contact us by the following week. We have not heard from him again at this time.

On January 23, 2006, the Knightspoint Group, together with certain other persons who are not participants in this proxy solicitation and disclaim beneficial ownership of the shares of common stock held by the Knightspoint Group, filed with the SEC a Schedule 13D disclosing that the members of the Knightspoint Group and such other persons had acquired in excess of 5% of the outstanding shares of the Company’s common stock.

The purpose of this solicitation is to add members to the Company’s board of directors who will seek to implement a comprehensive value creation plan for the Company. Our proposals are likewise intended to promote corporate democracy and place control of the Company firmly in the hands of stockholders, the true owners of the Company. If the Proposals are adopted, the Knightspoint Group nominees will constitute a majority of the members of the Company’s board of directors. We believe that our nominees are highly qualified individuals who can work with management to effectuate a plan to protect and enhance value. However, there can be no assurance that the election of our nominees will enhance shareholder value or that current management will continue to remain at the Company if the Knightspoint Group nominees are elected. We believe the Company should promptly implement the measures described in the “Introduction” portion of this Proxy Statement above. The Company’s stockholders will not, however, be afforded a separate opportunity to vote on these specific measures.

Adoption of the Proposals presented in this proxy statement will fix the number of directors on the Company’s board at nine and amend the Company’s Bylaws to permit stockholders to fill vacancies which will permit stockholders to elect a majority of the board of directors at the 2006 Annual Meeting. Accordingly, we urge you to promptly sign, date and mail the enclosed BLUE proxy card.

PROPOSAL 1

INCREASE THE NUMBER OF DIRECTORS FROM SEVEN TO NINE PERSONS

Knightspoint Group proposes that the board of directors be increased from seven persons to nine persons. Increasing the size of the board will permit the stockholders of the Company to elect all six of the Knightspoint nominees to the board at the 2006 Annual Meeting. In addition, if the Company nominates Randall Herrel to the Board of Directors, the proxy would be used to vote for Mr. Herrel.

Proposals 5 and 6 are conditioned upon the approval by the stockholders of this Proposal 1 at the 2006 Annual Meeting.

Knightspoint Group urges you to vote “FOR” Proposal 1 to increase the representation of the stockholders on the board of directors.

PROPOSAL 2

ELECTION OF CLASS I DIRECTORS

At the 2006 Annual Meeting, three persons will be elected as Class I directors to hold office until the 2009 annual meeting of stockholders. We have nominated Michael S. Koeneke and David M. Meyer to fill two of the three Class I directorships. Information regarding the background and experience of these nominees is set forth below under the subheading “Certain Information about the Knightspoint Group’s Nominees.”

In accordance with the Company’s Bylaws, directors are elected by a plurality vote, and, therefore, the election of Knightspoint Group’s nominees would result in the third Class I directorship being filled by the incumbent board of director’s nominee receiving the greatest number of votes. In the event that the incumbent board of director’s elected nominee decided not to serve, the resulting vacancy may be filled by a majority vote of the newly elected board of directors in accordance with the Company’s Bylaws. In addition to our nominees, if Randall Herrel is nominated by the Company to serve as a director, we recommend the re-election of Randall Herrel to the Board of Directors.

Knightspoint Group urge you to vote “FOR” David M. Meyer and Michael S. Koeneke for election as Class I directors of the Company.

PROPOSAL 3

ELECTION OF CLASS __ DIRECTOR

In addition to the Class I directors to be elected at the 2006 Annual Meeting, two directors who have been appointed by the board of directors since the 2005 annual meeting of stockholders will stand for election at the 2006 Annual Meeting. Based on the Company’s proxy statement, one of these directors has been designated a Class __ director who will hold office until the 20__ annual meeting of stockholders. We have nominated Michael Hecht to fill the Class __ directorship to be voted on at the 2006 Annual Meeting. Information regarding the background and experience of Mr. Hecht is set forth below under the subheading “Certain Information about Knightspoint Group’s Nominees.”

Mr. Hecht confirmed to us that his resignation was not a result of any material disagreement with the Company as to its operations, policies or practices in connection with his execution of a standard release agreement. However, he did believe, at the time of his resignation, that the board, as a whole, lacked the capability and the focus to effectively and proactively address emerging competitive challenges in the Company's core distribution channels. He resigned, in particular, because he believed his apparel industry expertise was significantly underutilized as a result of the board's general unwillingness to engage more directly with the management of the Company. As further described in the biographical section of the proxy, we believe Mr. Hecht brings substantial industry expertise and judgment to the board and our nominees intend to give him a significant voice in setting priorities and establishing Company objectives.

Knightspoint Group urges you to vote “FOR” Michael Hecht for election to the board of directors of the Company.

PROPOSAL 4

ELECTION OF CLASS __ DIRECTOR

Based on the Company’s proxy statement, the other director up for election at the 2006 Annual Meeting resulting from an appointment to the board of directors since the 2005 annual meeting has been designated a Class __ director who will hold office until the 20__ annual meeting of stockholders. We have nominated Andrea Weiss to fill the Class __ directorship to be voted on at the 2006 Annual Meeting. Information regarding the background and experience of Ms. Weiss is set forth below under the subheading “Certain Information about Knightspoint Group’s Nominees.”

Knightspoint Group urges you to vote “FOR” Andrea Weiss for election to the board of directors of the Company.

PROPOSAL 5

ELECTION TO FILL NEWLY CREATED CLASS II DIRECTORSHIP

If stockholders of the Company at the 2006 Annual Meeting approve Proposal 1, to increase the board of directors to nine persons, and Proposal 7, to permit stockholders to newly created directorships resulting from an increase in the authorized number of directors, then two additional directors may be elected by the stockholders at the 2006 Annual Meeting. In accordance with the Company’s Bylaws, the board of directors of the Company is evenly divided into three classes of directors. Therefore, increasing the size of the board from seven persons to nine persons will increase the number of Class II and Class III directors by one person each.

We have nominated Peter M. Weil to fill the Class II directorship, which would result from the approval by the stockholders of Proposal 1, to hold office until the 2010 annual meeting of stockholders. Information regarding the background and experience of Mr. Weil is set forth below under the subheading “Certain Information about Knightspoint Group’s Nominees.”

The effectiveness of this Proposal 5 is subject to, and conditioned upon, the adoption by the stockholders of Proposals 1 and 7.

Knightspoint Group urges you to vote “FOR” Peter M. Weil for election to the board of directors of the Company.

PROPOSAL 6

ELECTION TO FILL NEWLY CREATED CLASS III DIRECTORSHIP

We have nominated Michael Glazer to fill the Class III directorship which would result from the approval by the stockholders of Proposal 1, to hold office until the 2011 annual meeting of stockholders. Information regarding the background and experience of Mr. Glazer is set forth below under the subheading “Certain Information about Knightspoint Group’s Nominees.”

The effectiveness of this Proposal 6 is subject to, and conditioned upon, the adoption by the stockholders of Proposals 1 and 7.

Knightspoint Group urges you to vote “FOR” Michael Glazer for election to the board of directors of the Company.

KNIGHTSPOINT GROUP’S NOMINEES

Knightspoint Group has put together a slate of highly qualified nominees whom we believe have the expertise necessary to restore value to the stockholders of Ashworth. Our nominees are independent of the Company in accordance with SEC and Nasdaq Stock Market rules on board independence, are committed to exploring all alternatives to increase stockholder value. If elected, our nominees are committed to acting in the best interest of Ashworth’s stockholders and will pursue their efforts diligently and promptly.

Certain Information About Knightspoint Group’s Nominees

Set forth below are the name, age, business address, present principal occupation, employment history and directorships of publicly-held companies of each of our nominees for at least the past five years. This information has been furnished to us by the respective nominees. Each of our nominees has consented to serve as a director of the Company and be named in this proxy statement as a nominee. Each of our nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

Name and Business Address	Age	Present Principal Occupation and Five Year Business Experience
Michael Glazer 5 Gleneagles Dr. Lenox, Massachusetts 01240	57

Mr. Glazer has been President of Team Neu, a private equity firm since August 2005. He was President and Chief Executive Officer of KB Toys from May 1996 until August 2005. From January 2004 until August 2005, KB Toys operated under the protection of Chapter 11 of the U.S. Bankruptcy Code. He is also a Director of Stage Stores, Inc. where Mr. Glazer serves as the Chairman of the Compensation Committee. Previous public board positions include Brookstone from 1996 to 2005 and Big Lots (formerly Consolidated Stores) from 1991 to 2003.

Michael Hecht 248 South San Rafael Ave Pasadena, California 91105	66

Mr. Hecht has been an advisor to businesses on product, marketing, distribution and sourcing strategies since 1999. From 1996 to 1999, he was President of Dickson Trading North America, an investment company. From 1994 to 1996, he was President and CEO of Builders Emporium. From 1991 to 1994, he was President of Carter Hawley Hale Stores, Inc., a department store company, and President and CEO of Broadway Department stores from 1984 to 1991. He currently serves as an advisor to the Board of Directors of Monrovia Nurseries and previously served on the Board of Directors of Carter Hawley Hale Stores, Inc., House of Fabrics, Edison Brothers Stores, Inc. and Applause, Inc. Mr. Hecht served as a director of the Company from 1999 to June 2005.

Michael S. Koeneke Knightspoint Partners LLC, 787 Seventh Avenue, 9th Floor, New York, NY 10019	58

Mr. Koeneke is a Managing Member of Knightspoint Partners LLC, a firm which he co-founded in March 2003, that is engaged in the business of acquiring, holding or disposing of investments in various companies. From 1997 through 2002, Mr. Koeneke was the co-head and then the Chairman of Global Mergers and Acquisitions at Merrill Lynch & Co., Inc. Mr. Koeneke is a director of CPI Corp. and serves on its Audit and Compensation Committees. Mr. Koeneke received a B.B.A. from the University of Michigan in 1969 and an M.B.A. from Harvard University in 1971.

David M. Meyer Knightspoint Partners LLC, 787 Seventh Avenue, 9th Floor, New York, NY 10019	37

Mr. Meyer has served as a Managing Member of Knightspoint Partners LLC, a firm which he co-founded, since March 2003. Mr. Meyer has served as Chairman of the Board of Directors of CPI Corp. since April 2004. From October 2004 to August 2005, Mr. Meyer served as a member of the interim Office of the Chief Executive of CPI Corp. From the Fall of 1995 through June 2002, Mr. Meyer served in various capacities in the investment banking department of Credit Suisse First Boston, most recently serving as a director in the Mergers and Acquisitions and Global Industrial and Services Groups in the firm’s London office. Mr. Meyer received a B.S. in Engineering/Operations Research from Princeton University in 1990 and an M.B.A. from Stanford University in 1995.

Peter M. Weil 53 Bonad Road West Newton, Massachusetts 02465	54

Mr. Weil has had extensive experience both as a Retail Consultant and previously as a Senior Executive with 3 multi-billion dollar national retail companies. He has demonstrated industry and consulting expertise is in the areas of Merchandising and the Supply Chain with a particular focus on helping companies to rapidly achieve Operational Strategy Improvements.

Within his consulting career, Mr. Weil served as a Partner of Lighthouse Retail Group LLC (since 2004), Senior Vice President of Retail Forward (2002 -2004), and Director of Management Consulting Services of Management Horizons / PriceWaterhouseCoopers (1998 - 2002). His consulting clients have included Hewlett Packard, Disney, Brooks Brothers, Nordstroms, Family Dollar and Loblaws.

Mr. Weil previously held Senior Vice President positions with Macys, Marshalls, and J Baker/Morse Shoe in the areas of Merchandising and Supply Chain.

Andrea Weiss 27400 Sr. 44-E Eustis, Florida 32736	50

Ms. Weiss has been the President and CEO of Retail Consulting, LLC, a retail consulting firm, since October 2002. She was President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from May 2001 to October 2002, and Executive Vice President and Chief Store Officer of The Limited, Inc. and Intimate Brands, Inc., units of Limited Brands, Inc., a women’s retailer, from May 1998 to February 2001. She is also a Director of CBRL Group, Inc., of which she is a member of the compensation committee, and eDiets.com, Inc.

Mr. Hecht previously served as a director of the Company from 1999 until June 2005. Effective as of June 1, 2005, Mr. Hecht and two other members of the board of directors of the Company resigned as members of the board of directors. At the time of his resignation, Mr. Hecht confirmed that his resignation was not a result of any material disagreement with the Company as to the Company's operations, policies or practices.

The number of shares of the Company’s common stock beneficially owned by and the percentage beneficial ownership of each of Knightspoint Group’s nominees as of the date of this proxy statement are as follows:

Knightspoint Group Nominee	Number of Shares Beneficially Owned (1), (2)	Percentage Ownership(3)
Michael Glazer	7,000	*
Michael Hecht (4)	16,000	*
Michael S. Koeneke (5)	18,400	*
David M. Meyer (6)	34,300	*
Peter M. Weil	862	*
Andrea Weiss	0	*
Total	76,062	*

*Less than 1% of the outstanding shares of common stock of the Company.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Under the rules of the SEC, the Knightspoint Group nominees may be deemed to be members of a group and, as a result, each Knightspoint Group nominee may be deemed to beneficially own shares of common stock beneficially owned by each of the other Knightspoint Group nominees. We do not believe that the Knightspoint Group nominees are members of the Knightspoint Group because they do not exert any control over the voting or dispositive power of the common stock held by members of the Knightspoint Group. Each of the Knightspoint Group nominees disclaims beneficial ownership of the shares of common stock beneficially owned by any of the other Knightspoint Group nominees.

(3)	Calculated based on 14,166,800 shares of common stock outstanding as of December 30, 2005, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005.

(4)	Includes options to acquire 15,000 shares of common stock exercisable within 60 days of January 31, 2006.

(5)	Includes 200 shares of common stock owned by Knightspoint Partners II, L.P., which may be deemed to be indirectly beneficially owned by Mr. Koeneke due to the relationships described in Annex A.

(6)	Includes 200 shares of common stock owned by Knightspoint Partners II, L.P., which may be deemed to be indirectly beneficially owned by Mr. Meyer due to the relationships described in Annex A.

None of Knightspoint Group’s nominees is employed by the Company. All of Knightspoint Group’s nominees are citizens of the United States.

If elected, the Knightspoint Group nominees would be responsible for managing the business and affairs of the Company. The Knightspoint Group nominees understand that, as directors of the Company, each of them has an obligation under Delaware law to the scrupulous observance of his or her duty of care and duty of loyalty to the Company and its stockholders. Accordingly, the Knightspoint Group nominees may determine that their fiduciary duties as directors require them to delay, modify or determine not to implement certain of the measures proposed by the Knightspoint Group.

None of the Knightspoint Group, any of the persons participating in this proxy solicitation on behalf of Knightspoint Group and the Knightspoint Group nominees within the past five years (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws; (iii) were parties to a civil proceeding which ultimately mandated activities that were subject to federal securities laws.

Except as set forth in this proxy statement or in the annexes hereto, none of the Knightspoint Group, any of the persons participating in this proxy solicitation on behalf of the Knightspoint Group, the Knightspoint Group nominees and, with respect to items (i), (vii) and (viii) of this paragraph, any associate (within the meaning of Rule 14a-1 of the Securities Exchange Act of 1934) of the foregoing persons (i) owns beneficially, directly or indirectly, any securities of the Company, (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company, (vii) since the beginning of the Company’s last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $60,000 or (viii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this proxy statement or in the annexes hereto, none of the Knightspoint Group, any of the persons participating in this proxy solicitation on behalf of the Knightspoint Group, the Knightspoint Group nominees and any associates of the foregoing persons, has had or is to have a direct or indirect material interest in any transaction or proposed transaction with the Company in which the amount involved exceeds $60,000, since the beginning of the Company’s last fiscal year.

Except as set forth in this proxy statement or in the annexes hereto, none of the Knightspoint Group nominees, since the beginning of the Company’s last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company’s current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company’s or such entity’s consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries were indebted at the end of the Company’s last full fiscal year in an aggregate amount exceeding five percent of the Company’s total consolidated assets at the end of such year. None of the Knightspoint Group nominees is or during the Company’s last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

Except as set forth in this proxy statement, none of the corporations or organizations in which the Knightspoint Group nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and the Knightspoint Group nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

Knightspoint Group has agreed to pay each Knightspoint Group nominee any out-of-pocket expenses and/or losses incurred by such nominee that arise from investigating or defending any claim brought against him with respect to actions taken in connection with the solicitation of proxies to which this proxy statement relates, other than claims resulting from the nominee’s bad faith, willful misconduct or gross negligence.

Each of the Knightspoint Group nominees, if elected, will be entitled to receive compensation customarily paid by the Company to its independent directors, which compensation is described in the preliminary proxy statement with respect to the 2006 Annual Meeting filed by the Company on ____________, 2006.

We have no reason to believe that any of the Knightspoint Group nominees will be disqualified or unwilling or unable to serve if elected. Knightspoint Group reserves the right to nominate substitute persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Knightspoint Group nominees. In addition, if any additional directorships are to be voted upon at the 2006 Annual Meeting, Knightspoint Group reserves the right to nominate additional persons to fill the added positions. Shares represented by proxies given to us will be voted for any substitute or additional nominees of Knightspoint Group.

Pursuant to documents previously filed with the Securities and Exchange Commission, the election of the Knightspoint Group nominees at the 2006 Annual Meeting may trigger certain change of control provisions. The Company has Change in Control Agreements with the following executives; Randall L. Herrel, Sr., Peter S. Case, Peter E. Holmberg, and Gary I. “Sims” Schneiderman. In the event of a change in control as defined in the agreement, the executive would be entitled to severance payments at a specified percentage of salary (generally one times the executive’s base salary, except for Mr. Herrel who would receive two times his base salary), grossed up for applicable income taxes, in the event of a qualifying termination. In addition, Mr. Herrel’s Change in Control Agreement provides for the immediate vesting of all unexercised stock options and the continuation of insurance benefits for up to two years.

In addition, in the event that the Knightspoint nominees are elected to the Board, a change of control of the Company would be deemed to have occurred under the Company’s license agreement with Callaway Golf Company. Upon such a change of control, Callaway Golf Company can elect to terminate the license agreement subject to certain time constraints and wind-down provisions. If the Knightspoint nominees are elected, the Knightspoint Group would negotiate with Callaway Golf Company to keep the license agreement in effect. We believe that the existing license with the Callaway Golf Company is beneficial to both the Company and Callaway Golf Company and therefore have no reason to believe that the change of control termination right will be exercised by Callaway Golf Company. However, there can be no assurance the such termination right will not be exercised.

There can be no assurance that the Company will not experience adverse consequences in the event that Knightspoint Group nominees are elected and represent a majority of the board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

No Knightspoint Group nominee has failed to file reports in 2005 related to Ashworth that are required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

* * * * * * *

KNIGHTSPOINT GROUP STRONGLY BELIEVES THAT IT IS IN THE BEST INTEREST OF STOCKHOLDERS TO ELECT KNIGHTSPOINT GROUP’S NOMINEES AT THE 2006 ANNUAL MEETING.

YOUR VOTE IS IMPORTANT SO PLEASE SIGN, DATE AND MAIL YOUR BLUE PROXY CARD AT YOUR EARLIEST CONVENIENCE.

* * * * * *

PROPOSAL 7

AMENDMENT TO BYLAWS REGARDING BOARD VACANCIES

Article III, Section 2 of the Company’s current Bylaws provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, or by a sole remaining director. We propose that the stockholders amend Article III, Section 2 of the Company’s Bylaws to permit stockholders of the Company to fill vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors. Furthermore, the proposed amendment provides that the amended Article III, Section 2 may only be further amended by action of the stockholders. The text of the proposed amendment is set forth in Annex C to this proxy statement.

This Proposal is intended to give stockholders of the Company more authority to elect directors of the Company. Proposals 5 and 6 are conditioned upon the approval by the stockholders of this Proposal 7 at the 2006 Annual Meeting.

Knightspoint Group urges you to vote “FOR” Proposal 7 to amend the Company’s Bylaws to increase stockholder authority with respect to electing directors.

PROPOSAL 8

AMENDMENT TO BYLAWS REGARDING SPECIAL MEETINGS

Article II, Section 5 of the Company’s current Bylaws provides that special meetings of the stockholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning 50% of the entire capital stock of the Company issued and outstanding and entitled to vote.

We propose that the stockholders amend Article II, Section 5 of the Company’s Bylaws to require special meetings of the stockholders to be called by the president or secretary at the request in writing of stockholders owning 15% of the entire capital stock of the corporation issued and outstanding and entitled to vote. The proposed amendment would also require that the notice of the person requesting the special meeting of the stockholders specify the time of such meeting and the general nature of the business proposed to be transacted. The Company would be required to honor the time specified in the request provided that the meeting is not less than 10 nor more than 60 days after the Company’s receipt of the request. Furthermore, the proposed amendment provides that the amended Article II, Section 5 may only be further amended by action of the stockholders. The text of the proposed amendment is set forth in Annex C to this proxy statement.

This Proposal is intended to promote stockholder democracy by permitting more stockholders to call special meetings of the stockholders and to require the Company to hold such special meeting at any reasonable time requested by the stockholders.

Knightspoint group recommends that you vote “FOR” Proposal 8 to amend the Company’s Bylaws to strengthen stockholder democracy by permitting more stockholders to call special meetings of the stockholders.

PROPOSAL 9

REPEAL OF ADDITIONAL BYLAWS OR BYLAW AMENDMENTS

Knightspoint Group urges you to vote for the proposal to repeal any new by-laws or amendments to existing By-laws adopted without a stockholder vote by the board of directors on or since December 15, 2005 or adopted prior thereto but not publicly disclosed prior to December 15, 2005. The purpose of this proposal is to restrain the board of directors from using new bylaws or amended bylaws to prevent the stockholders from accomplishing the objectives described in this proxy statement. The Knightspoint Group is not aware of any amendments to the Company’s bylaws that have occurred on or since December 15, 2005.

Knightspoint Group recommends that you vote “FOR” Proposal 9 to prevent the incumbent board of director’s frustration of the objectives described in this proxy statement.

* * * * * *

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

WE STRONGLY RECOMMEND THAT YOU VOTE “FOR” THE ELECTION OF THE KNIGHTSPOINT GROUP NOMINEES, THE BYLAW AMENDMENTS DESCRIBED ABOVE AND TO REPEAL ANY NEW BYLAWS OR AMENDMENTS TO EXISTING BYLAWS ADOPTED BY THE BOARD OF DIRECTORS ON OR SINCE DECEMBER 15, 2005 BY SIGNING, DATING AND RETURNING THE BLUE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE TODAY!

If you have any questions concerning this proxy statement or need help voting your shares, please call:

Innisfree M&A Incorporated,

501 Madison Avenue, 20th Floor, New York, NY 10022,

Toll-Free at 888-750-5834

(banks and brokers may call collect at 212-750-5833)

* * * * * * *

OTHER MATTERS TO BE VOTED ON

This proxy solicitation is being made by Knightspoint Group and not on behalf of the board of directors or management of the Company. Knightspoint is not aware of any other matters to be brought before the 2006 Annual Meeting.

The Company’s proxy statement relating to the 2006 Annual Meeting contains information regarding (1) securities ownership of certain beneficial owners and management of the Company; (2) the committees of the board of directors; (3) the meetings of the board of directors and all committees thereof; (4) the business background and employment biographies of the Company’s nominees for election to the board of directors; (5) the compensation and remuneration paid and payable to the Company’s directors and management; and (6) the Company’s stock price performance in relation to an assumed group of “peers” or market-based indices. The Company’s stockholders are referred to the Company’s definitive proxy statement in connection with the 2006 Annual Meeting for this information.

SOLICITATION OF PROXIES

The solicitation to which this proxy statement relates is being made by Knightspoint Group. Knightspoint Group may solicit proxies in person and by mail, telephone, telefax, telegraph, the Internet, newspapers and other publications of general distribution and in person. The persons listed in Annex A, who are participants in the solicitation, may assist in the solicitation of proxies without additional remuneration, except as otherwise set forth in this proxy statement.

Knightspoint Group will ask banks, brokers, custodians, nominees, other institutional holders and other fiduciaries to forward all soliciting materials to the beneficial owners of the shares that those institutions hold of record. Knightspoint Group will reimburse those institutions for reasonable expenses that they incur in connection with forwarding our materials.

Knightspoint has retained Innisfree M&A Incorporated to solicit proxies on its behalf in connection with the 2006 Annual Meeting. Innisfree M&A Incorporated may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries and will employ approximately ___ people in its efforts. Knightspoint has agreed to reimburse our proxy solicitor for its reasonable expenses, to indemnify it against certain losses, costs and expenses, and to pay it fees not to exceed $___________. The agreement between Knightspoint and Innisfree M&A Incorporated may be extended for an additional fee.

The entire expense of our proxy solicitation is being borne by Knightspoint Group. Knightspoint Group may, particularly if Knightspoint Group’s nominees are elected to the Company’s board of directors, seek reimbursement of our expenses from the Company. We do not intend to seek stockholder approval of any such reimbursement.

In addition to the costs related to the engagement of Innisfree M&A Incorporated, costs related to our solicitation of proxies include expenditures for printing, postage, legal services and other related items. Total expenditures are expected to be approximately $[________]. Total payment of costs to date in furtherance of our proxy solicitation is approximately $[________].

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

To be included in the Company’s proxy statement for the 2007 annual meeting of the Company’s stockholders (the “2007 Annual Meeting”), a proposal by a stockholder must generally be received at the Company’s principal executive offices by __________, which is 120 calendar days before the anniversary of the date on which the Company mailed its proxy statement in connection with the 2006 Annual Meeting. However, if the 2007 Annual Meeting is more than 30 days from the first anniversary of the 2006 Annual Meeting, the deadline for submitting a proposal is a reasonable time before the Company begins to print and mail its proxy materials for the 2007 Annual Meeting.

If a stockholder desires to have a proposal presented at the Company’s annual meeting of stockholders in 2007, including director nominations, and the proposal is not intended to be included in the Company’s related 2007 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days in advance of the meeting; provided further, that if less than 95 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the seventh day following the earlier of the date of the first public announcement of the date of the meeting and the date on which such notice of the scheduled meeting was mailed. All stockholder proposals must include the information required by the Company’s bylaws. The address of the Company’s principal executive offices is as follows:

Secretary

Ashworth, Inc.

2765 Loker Avenue West

Carlsbad, California 92008

Stockholders may contact the Company’s Secretary at the address set forth above for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.

INFORMATION REGARDING THE PARTICIPANTS

Knightspoint Group and the Knightspoint Group nominees are participants in this solicitation of proxies for the 2006 Annual Meeting within the meaning of the federal securities laws. Additional information related to Knightspoint Group, including its beneficial ownership of the Company’s common stock, is set forth on Annex A to this proxy statement and is incorporated into this proxy statement by reference. None of the participants is party to any commercial dealing with the Company or its subsidiaries that is required to be discussed in this proxy statement by the federal securities laws. Information in this proxy statement about each participant was provided by that participant.

INFORMATION REGARDING THE COMPANY

The information concerning the Company contained in this proxy statement and the annexes hereto has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Knightspoint Group has no knowledge that would indicate that statements relating to the Company contained in this proxy statement in reliance upon publicly available information are inaccurate or incomplete. Knightspoint Group, however, has not been given access to the books and records of the Company, was not involved in the preparation of such information and statements, and is not in a position to verify the accuracy or completeness of, any such information or statements.

Annex B sets forth information obtained from the Company public filings related to the beneficial ownership of the Company’s common stock and is incorporated in this proxy statement by reference.

* * * * * *

We urge you to vote your shares in favor of the Knightspoint Group nominees by signing, dating and returning to Innisfree M&A Incorporated the enclosed BLUE proxy card in the postage-paid envelope provided.

Questions or requests for additional copies of this proxy statement should be directed to:

Innisfree M&A Incorporated,

501 Madison Avenue, 20th Floor, New York, NY 10022,

Toll-Free at 888-750-5834 (banks and brokers may call collect at 212-750-5833)

YOUR VOTE IS IMPORTANT SO PLEASE SIGN, DATE AND MAIL YOUR BLUE PROXY CARD AT YOUR EARLIEST CONVENIENCE.

Date: ____________ __, 2006

Knightspoint Partners II, L.P,

Starboard Value and Opportunity Master Fund Ltd.,

Parche, LLC,

Black Sheep Partners, LLC,

Michael S. Koeneke

David M. Meyer

ANNEX A

INFORMATION REGARDING KNIGHTSPOINT GROUP AND OTHER

PARTICIPANTS IN ITS SOLICITATION OF PROXIES

Knightspoint Partners II, L.P, Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Black Sheep Partners, LLC, and the Knightspoint Group nominees are participants (the “Participants” and, each, a “Participant”) in the solicitation of proxies in support of electing the Knightspoint Group nominees to the board of directors of the Company and the other proposals described in the accompanying proxy statement. The Knightspoint Group nominees are Michael Glazer, Michael Hecht, Michael S. Koeneke, David M. Meyer, Peter M. Weil and Andrea Weiss.

Knightspoint Partners II, L.P. is a Delaware limited partnership formed to make investments whether through acquiring, holding or disposing of equity securities or otherwise. The address of the principal business and principal offices of Knightspoint Partners II, L.P. is 787 Seventh Avenue, 9th Floor, New York, New York 10019. The General Partner of Knightspoint Partners II, L.P. is Knightspoint Capital Management II LLC, a Delaware limited liability company formed to be the general partner of Knightspoint Partners II, L.P. The address of the principal business and principal offices of Knightspoint Capital Management II LLC is 787 Seventh Avenue, 9th Floor, New York, New York 10019. The sole Member of Knightspoint Capital Management II LLC is Knightspoint Partners LLC, a Delaware limited liability company that is engaged in the business of acquiring, holding or disposing of investments in various companies. The address of the principal business and principal offices of Knightspoint Partners LLC is 787 Seventh Avenue, 9th Floor, New York, New York 10019. Each of Michael Koeneke and David Meyer is a managing member of Knightspoint Partners LLC. The business address of each of Messrs. Koeneke and Meyer is 787 Seventh Avenue, 9th Floor, New York, New York 10019.

Starboard Value and Opportunity Master Fund Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of Starboard Value and Opportunity Master Fund Ltd. is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. Parche, LLC is a Delaware limited liability company. The address of the principal business and principal office of Parche, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC have been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance stockholder value.

The managing member of Parche, LLC is Admiral Advisors, LLC, a Delaware limited liability company formed to be the managing member of Parche, LLC. Admiral Advisors, LLC also serves as the investment manager for Starboard Value and Opportunity Master Fund Ltd. The address of the principal business and principal office of Admiral Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

The sole member of Admiral Advisors, LLC is Ramius Capital Group, LLC. Ramius Capital Group, LLC is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal office of Ramius Capital Group, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. The managing member of Ramius Capital Group, LLC is C4S & Co., LLC, a Delaware limited liability company formed to be the managing member of Ramius Capital Group, LLC. The address of the principal business and principal office of C4S & Co., LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, and Thomas W. Strauss is a managing member of C4S & Co., LLC. The business address of each of Messrs. Cohen, Solomon, Stark and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

Black Sheep Partners, LLC is a Delaware limited liability company that is engaged in the business of acquiring, holding or disposing of investments in various companies. The address of the principal business and principal offices of Black Sheep Partners, LLC is 900 North Michigan Avenue, Suite 1900, Chicago, Illinois 60611. Brian Black is the managing member of Black Sheep Partners.

Interests of Persons Who Are Participants in the Solicitation

Knightspoint Partners II LLC, Knightspoint Capital Management II LLC, Knightspoint Partners, LLC, Michael Koeneke, David Meyer, Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Black Sheep Partners, LLC, Brian Black, and the Knightspoint Group nominees are participants in the solicitation. Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Brian Black have direct and/or indirect beneficial ownership of shares of the Company’s common stock that are held by another participant and disclaim beneficial ownership of common stock of the Company held by other participants. See “Beneficial Ownership of the Company’s Common Stock by Persons Who Are or May Be Deemed to Be Participants in the Solicitation” below.

Beneficial Ownership of the Company’s Common Stock by Persons Who Are Participants in the Solicitation

As of January 31, 2006, the persons below had beneficial ownership of the Company’s common stock as follows:

Name	Number of Shares Beneficially Owned (1), (2)	Percentage Ownership(3)
Knightspoint Partners II, L.P.	200 (4)	*
Michael S. Koeneke	18,400 (5)	*
David M. Meyer	34,200 (6)	*
Starboard Value and Opportunity Master Fund Ltd.	693,034 (7)	4.96%
Parche, LLC	132,007 (7)	*
Black Sheep Partners, LLC	41,678 (8)	*
Michael Glazer	7,000	*
Peter Weil	862	*
Michael Hecht	16,000 (9)	*

Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Under the rules of the SEC, the participants may be deemed to be members of a group and, as a result, each participant may be deemed to beneficially own shares of common stock beneficially owned by each of the other participants. Each participant disclaims beneficial ownership of the shares of common stock beneficially owned by any of the other participants.

(3)

Calculated based on 14,166,800 shares of common stock reported by the Company to be issued and outstanding as of December 30, 2005, in its Annual Report on Form 10-K for the fiscal year ended October 31, 2005.

(4)	These shares may also be deemed to be beneficially owned by Knightspoint Capital Partners II LLC and Knightspoint Partners LLC pursuant to the relationships described above.
(5)

Includes the 200 shares of common stock beneficially owned by Knightspoint Partners II, L.P., which may also be deemed to be beneficially owned by Mr. Koeneke pursuant to the relationships described above.

(6)

Includes the 200 shares of common stock beneficially owned by Knightspoint Partners II, L.P., which may also be deemed to be beneficially owned by Mr. Meyer pursuant to the relationships described above.

(7)	These shares may also be deemed to be beneficially owned by Admiral Advisors, LLC, Ramius Capital

Group, LLC, C4S & Co., LLC, Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark and Thomas W. Strauss pursuant to the relationships described above. Messrs. Cohen, Solomon, Stark and Strauss disclaim beneficial ownership of these shares.

(8)	These shares may also be deemed to be beneficially owned by Brian Black pursuant to the relationships described above.
(9)	Includes options to purchase 15,000 shares of common stock exercisable within 60 days of January 31, 2007.

No participant and no associate of any participant (within the meaning of the federal proxy rules) beneficially owns any securities of the Company other than common stock. No participant beneficially owns any securities of any parent or subsidiary of the Company. No participant has record but not beneficial ownership with respect to any securities of the Company.

Transactions in the Company’s Securities

Other than the transactions described below, no Participant has purchased or sold any securities of the Company in the past two years.

Transactions in Ashworth

Common Stock by Participants

Name of Participant	Date of Transaction	Nature of Transaction	Number of Shares of Ashworth Common Stock
Knightspoint Partners II, L.P.	12/19/2005	Purchase	100
Knightspoint Partners II, L.P.	12/20/2005	Purchase	100
Michael S. Koeneke	10/18/2005	Purchase	5,000
Michael S. Koeneke	10/20/2005	Purchase	5,000
Michael S. Koeneke	11/17/2005	Purchase	5,000
Michael S. Koeneke	12/13/2005	Purchase	3,200
David M. Meyer	10/5/2005	Purchase	8,000
David M. Meyer	10/18/2005	Purchase	5,000
David M. Meyer	10/20/2005	Purchase	5,000
David M. Meyer	11/3/2005	Purchase	5,000
David M. Meyer	11/7/2005	Purchase	5,000
Starboard Value and Opportunity Master Fund Ltd.	11/8/2005	Purchase	2,520
Starboard Value and Opportunity Master Fund Ltd.	11/9/2005	Purchase	15,578
Starboard Value and Opportunity Master Fund Ltd.	11/10/2005	Purchase	15,456
Starboard Value and Opportunity Master Fund Ltd.	11/11/2005	Purchase	2,100
Starboard Value and Opportunity Master Fund Ltd.	11/14/2005	Purchase	6,346
Starboard Value and Opportunity Master Fund Ltd.	11/18/2005	Purchase	6,300
Starboard Value and Opportunity Master Fund Ltd.	11/21/2005	Purchase	14,700
Starboard Value and Opportunity Master Fund Ltd.	11/22/2005	Purchase	21,000
Starboard Value and Opportunity Master Fund Ltd.	11/22/2005	Purchase	8,400
Starboard Value and Opportunity Master Fund Ltd.	11/23/2005	Purchase	69,300
Starboard Value and Opportunity Master Fund Ltd.	11/25/2005	Purchase	20,160
Starboard Value and Opportunity Master Fund Ltd.	11/29/2005	Purchase	12,684
Starboard Value and Opportunity Master Fund Ltd.	11/30/2005	Purchase	4,200
Starboard Value and Opportunity Master Fund Ltd.	12/5/2005	Purchase	2,248
Starboard Value and Opportunity Master Fund Ltd.	12/6/2005	Purchase	10,803
Starboard Value and Opportunity Master Fund Ltd.	12/7/2005	Purchase	18,931
Starboard Value and Opportunity Master Fund Ltd.	12/8/2005	Purchase	34,041
Starboard Value and Opportunity Master Fund Ltd.	12/9/2005	Purchase	21,000
Starboard Value and Opportunity Master Fund Ltd.	12/13/2005	Purchase	25,200

Starboard Value and Opportunity Master Fund Ltd.	12/14/2005	Purchase	21,420
Starboard Value and Opportunity Master Fund Ltd.	12/15/2005	Purchase	23,467
Starboard Value and Opportunity Master Fund Ltd.	12/16/2005	Purchase	30,660
Starboard Value and Opportunity Master Fund Ltd.	12/19/2005	Purchase	84
Starboard Value and Opportunity Master Fund Ltd.	12/19/2005	Purchase	15,792
Starboard Value and Opportunity Master Fund Ltd.	12/20/2005	Purchase	6,720
Starboard Value	12/21/2005	Purchase	10,920
Starboard Value and Opportunity Master Fund Ltd.	12/28/2005	Purchase	8,736
Starboard Value and Opportunity Master Fund Ltd.	1/5/2006	Purchase	27,822
Starboard Value and Opportunity Master Fund Ltd.	1/6/2006	Purchase	22,578
Starboard Value and Opportunity Master Fund Ltd.	1/13/2006	Purchase	12,600
Starboard Value and Opportunity Master Fund Ltd.	1/17/2006	Purchase	21,840
Starboard Value and Opportunity Master Fund Ltd.	1/18/2006	Purchase	17,808
Starboard Value and Opportunity Master Fund Ltd.	1/19/2006	Purchase	21,924
Starboard Value and Opportunity Master Fund Ltd.	1/20/2006	Purchase	139,696
Parche, LLC	12/19/2005	Purchase	73,622
Parche, LLC	12/19/2005	Purchase	16
Parche, LLC	12/19/2005	Purchase	3,008
Parche, LLC	12/20/2005	Purchase	1,280
Parche, LLC	12/21/2005	Purchase	2,080
Parche, LLC	12/28/2005	Purchase	1,664
Parche, LLC	1/5/2006	Purchase	5,299
Parche, LLC	1/6/2006	Purchase	4,301
Parche, LLC	1/13/2006	Purchase	2,400
Parche, LLC	1/17/2006	Purchase	4,160
Parche, LLC	1/18/2006	Purchase	3,392
Parche, LLC	1/19/2006	Purchase	4,176
Parche, LLC	1/20/2006	Purchase	26,609
Black Sheep Partners, LLC	10/19/2005	Purchase	10,000
Black Sheep Partners, LLC	10/25/2005	Purchase	10,000
Black Sheep Partners, LLC	10.26.2005	Purchase	5,000
Black Sheep Partners, LLC	10/28/2005	Purchase	1,000
Black Sheep Partners, LLC	11/1/2005	Purchase	5,000
Black Sheep Partners, LLC	11/2/2005	Purchase	525
Black Sheep Partners, LLC	11/3/2005	Purchase	5,000
Black Sheep Partners, LLC	11/4/2005	Purchase	153
Black Sheep Partners, LLC	11/10/2005	Purchase	5,000
Michael Glazer	1/13/2006	Purchase	5,000
Michael Glazer	1/17/2005	Purchase	2,000
Peter Weil	1/23/2006	Purchase	862
Michael Hecht	2/28/2004	Purchase(1)	5,000
Michael Hecht	6/21/2005	Purchase(2)	1,000

________________________

(1) Represents the issuance of options by the Company for service as a non-employee director.

(2) Represents shares issued upon the exercise of stock options.

Arrangements, Interests and Transactions

Starboard Value and Opportunity Master Fund Ltd., Parche LLC, Black Sheep Partners, LLC and Knightspoint Partners LLC have an agreement pursuant to which Knightspoint Partners LLC provides advice and services with respect to the parties’ investments in the Common Stock of the Company, among other matters. Under such agreement, the parties agree to coordinate the acquisition and disposition of Common Stock of the Company with Knightspoint Partners LLC and to cooperate with respect to proxy votes and related matters (however, each of the parties to the agreement retains the sole discretion over acquisitions and dispositions of, and voting authority over, the shares of Common Stock that it holds). For such services, Knightspoint Partners LLC receives an amount equal to a percentage of the profits realized by such parties on their investment in the Company. “Profits” are defined as pre-tax capital gains (losses) plus dividends less applicable broker fees and allocated Transaction Expenses. “Transaction Expenses” are defined as any direct expenses incurred by the group in connection with the investment including documented legal, travel and other “out of pocket” expenses.

Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Black Sheep Partners, LLC and Knightspoint Partners LLC have also agreed that all expenses incurred in connection with the activities of the Knightspoint Group shall be allocated among each of them pro rata in accordance with the number of shares of Common Stock beneficially owned by each.

None of Michael Glazer, H. Michael Hecht, Michael S. Koeneke, David M. Meyer, Peter M. Weil and Andrea Weiss is party to the agreement described above.

The Knightspoint Group expects to enter oral agreements with Michael Glazer, H. Michael Hecht, Michael S. Koeneke, David M. Meyer, Peter M. Weil and Andrea Weiss, as its nominees for the board of directors of the Company, pursuant to which, among other things, the nominees will be indemnified against certain potential liabilities that might arise in connection with their being named as director nominees, including liabilities under the federal securities laws in connection with this proxy solicitation. The agreement is also expected to agree to reimburse each nominee for his or her out-of-pocket expenses.

Except as set forth above, no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

No Participant, no associate of any Participant and no person who is a party to any arrangement or understanding pursuant to which a Knightspoint Group nominee is proposed to be elected has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Participants who are Knightspoint Group nominees are expected to receive customary compensation from the Company in exchange for their services as directors, if elected. Knightspoint Group’s nominees also have an interest in the solicitation through the agreements described in this proxy statement under the heading “Knightspoint Group’s Nominees -- Certain Information About Knightspoint Group’s Nominees.”

ANNEX B

INFORMATION REGARDING THE COMPANY

Based upon the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2005, the mailing address of the principal executive offices of the Company is 2765 Loker Avenue West, Carlsbad, California 92008.

Stock Ownership by Certain Beneficial Owners and Management

Based upon the Company’s proxy statement related to its 2005 annual meeting of stockholders, the following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of October 31, 2005 by: (i) each person known by the Company to own beneficially more than 5% of the Company’s outstanding shares of common stock, (ii) each of the Company’s directors and director nominees, (iii) the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, each person listed below has sole voting power and sole investment power with respect to shares shown as owned by him, her or it. Information as to beneficial ownership is based upon statements furnished to the Company or filed with the Securities and Exchange Commission by such persons. We will update this information to reflect the information as of a more recent practicable date when it become publicly available.

Name and Address (1)	Shares		Options(2)	Total	Owned(3)

	(#)		(#)	(#)	(%)
Stephen G. Carpenter	7,500	(4)	55,000	62,500	*
Edward J. Fadel(5)	—		—	—	*
Andre P. Gambucci(6)	19,000		60,000	79,000	*
John M. Hanson, Jr.	42,200	(7)	75,000	117,200	*
James B. Hayes	—		10,833	10,833	*
H. Michael Hecht	15,000		67,500	82,500	*
Randall L. Herrel, Sr.	34,500		210,405	244,905	1.8
Judith K. Hofer	5,500		10,833	16,333	*
Peter E. Holmberg	—		50,252	50,252	*
Phillip D. Matthews	12,100	(8)	10,833	22,933	*
James W. Nantz, III (9)	44,500		212,500	257,000	1.8
James G. O’Connor	—		—	—	—
Gary I. Schneiderman	—		16,339	16,339	*
Terence W. Tsang	13,000		140,691	153,691	1.1

All executive officers and directors as a group (14 persons)	193,300		920,186	1,113,486	7.6

Dimensional Fund Advisors Inc.	999,774	(10)	—	999,774	7.3
1299 Ocean Avenue
Santa Monica, CA 90401

RS Investment Management Co. LLC	833,304	(11)	—	833,304	6.1
388 Market Street
Suite 200
San Francisco, CA 94111

Seidensticker (Overseas) Limited	760,000	(12)	—	760,000	5.5
Room 728, Ocean Center
5 Canton Road
Tsimshatsui
Kowloon, Hong Kong

Discovery Group I, LLC	718,129	(13)	—	718,129	5.2

233 South Wacker Drive
Suite 3620
Chicago, IL 60606

Heartland Advisors, Inc.	700,000	(14)	—	700,000	5.1
789 North Water Street
Milwaukee, WI 53202

* Less than 1%

(1)	Unless otherwise indicated, the address for each stockholder is the same as the address of the Company.

(2)	Represents shares of common stock that may be acquired pursuant to currently exercisable stock options or stock options exercisable within 60 days of December 31, 2004.

(3)

Applicable percentage of ownership is based upon 13,710,869 shares of common stock outstanding as of December 31, 2004, together with applicable stock options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after December 31, 2004 are deemed outstanding for computing the percentage of ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage ownership of any other person.

(4)	The shares are owned by the Stephen G./Jannell S. Carpenter Trust. Stephen G. Carpenter and Jannell S. Carpenter have shared voting and investment powers.

(5)	Mr. Fadel resigned from the Company effective November 19, 2004.

(6)	Mr.Gambucci’s term as a director expires on March 23, 2005 and he is not standing for re-election.

(7)

22,500 of these shares are owned by 7296 LTD, a family partnership. Mr. John M. Hanson, Jr. is the General Partner of 7296 LTD and has sole voting and investment powers. Also, Mr. Hanson has direct ownership of the remaining 19,700 shares with sole voting and investment powers.

(8)	The shares are owned by the Matthews Family Trust with Phillip D. Matthews and Lois S. Matthews as Trustees of the Trust with shared voting and investment powers.

(9)	Mr. Nantz’ term as a director expired on March 24, 2004 and he did not stand for re-election.

(10)

This information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors with the Securities and Exchange Commission on February 6, 2004. Dimensional Fund Advisors has sole voting and investment power for all shares and, as a company registered under the Investment Advisors Act of 1940, disclaims beneficial ownership of these shares.

(11)

This information is based upon a Schedule 13G/A filed by RS Investment Management Co. LLC and G. Randall Hecht, as a group, with the Securities and Exchange Commission on February 18, 2004. As of such date, RS Investment Management Co. LLC was the beneficial owner of 833,304 shares for which RS Investment Management Co. LLC and G. Randall Hecht had the shared voting and investment power. Also as of such date, RS Investment Management, L.P. had shared voting and investment power of 826,854 of those shares. Also as of such date, Mr. Hecht was the control person of RS Investment Management Co. LLC and RS Investment Management, L.P. Our director H. Michael Hecht is not related to G. Randall Hecht.

A-2

(12)

This information is based upon a Schedule 13G filed by Seidensticker (Overseas) Limited with the Securities and Exchange Commission on February 21, 2001 and additional information provided to the Company by Seidensticker (Overseas) Limited. Seidensticker (Overseas) Limited has sole voting and investment power for all shares.

(13)

This information is based upon a Schedule 13G/A filed by Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy, as a group, with the Securities and Exchange Commission on January 28, 2005. As of such date, Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy had the shared voting and investment power of the 718,129 shares reported as beneficially owned.

(14)

This information is based upon a Schedule 13G/A filed by Heartland Advisors, Inc. and William J. Nasgovitz, as a group, with the Securities and Exchange Commission on January 14, 2005. As of such date, Heartland Advisors, Inc. was the beneficial owner of 700,000 shares for which Heartland Advisors, Inc and William J. Nasgovitz, by virtue of his ownership interest in Heartland Advisors, Inc., had the shared voting and investment power.

A-3

ANNEX C

PROPOSED AMENDMENTS

TO THE COMPANY’S BYLAWS.

1.	Proposed amendment to Article III, Section 2

Article III, Section 2, of the Amended and Restated Bylaws of Ashworth, Inc. is amended by deleting such section in its entirety and replacing it as follows:

“Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a vote of the holders of a majority of the stock having voting power present at a meeting in person or represented by proxy or by a majority of the directors, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that any vacancies or newly created directorships that are the result of a stockholder vote may be filled only by the holders of a majority of the stock having voting power present at a meeting in person or represented by proxy. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. This Section 2 of Article II may be amended only by action of the stockholders.”

2.	Proposed amendment to Article II, Section 5

Article II, Section 5, of the Amended and Restated Bylaws of Ashworth, Inc. is amended by deleting such section in its entirety and replacing it as follows:

“Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning 15% or more in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. If a special meeting is called, the person calling the meeting shall submit the request, specifying the time of such meeting and the general nature of the business proposed to be transacted, such request to be delivered personally, or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board, the President or the Secretary of the Corporation. No business may be transacted at such special meeting other than such business specified in the request. The officer receiving the request shall cause notice to be given to the stockholders entitled to vote at such meeting, in accordance with the provisions of Section 6 of this Article II, that a special meeting will be held at the time requested by such person(s) calling the meeting, provided that such meeting is not less than ten (10) or more than sixty (60) days after receipt of the request. This Section 5 of Article II may be amended only by action of the stockholders.”

PROXY

Solicited On Behalf Of

Knightspoint Partners II LLC, Knightspoint Capital Management II LLC, Knightspoint Partners, LLC, Michael Koeneke, David Meyer, Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Jeffrey M. Solomon, Morgan B. Stark, Thomas W. Strauss, Black Sheep Partners, LLC, Brian Black, Michael Hecht, Michael Glazer, Andrea Weiss and Peter M. Weil (the “Knightspoint Group”)

The undersigned stockholder of Ashworth, Inc., a Delaware corporation (the “Company”), on _____________, 2006 (the “record date”), hereby appoints each of Michael S. Koeneke and David M. Meyer, with full power of substitution to act as proxy for the undersigned, and to vote all shares of common stock of the Company, which the undersigned would be entitled to vote if personally present at the 2006 Annual Meeting of Stockholders of the Company to be held on _________, 2006, and at any and all postponements, adjournments and reschedulings thereof as indicated on this proxy.

IF YOU SIGN, DATE AND RETURN THIS CARD WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE VOTED IN FAVOR OF EACH OF THE PROPOSALS. IF YOU VOTE OR ABSTAIN WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS PROXY CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF PROXY WITH RESPECT TO SUCH PROPOSALS.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE KNIGHTSPOINT GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ALL OF THE FOLLOWING PROPOSALS.

Proposal 1 – To increase the size of the board of directors of the Company at nine directors.

[	] FOR	[	] AGAINST	[	] ABSTAIN

Proposal 2 – Elect Michael S. Koeneke and David M. Meyer as Class I directors of the Company.

[	] FOR	[	] WITHHOLD ALL NOMINEES

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the names(s) of the nominee(s) in the box provided to the right).	[___________________________________________]

Proposal 3 – Elect Michael Hecht as a Class __ director of the Company to replace a director appointed by the Board of the Company since the 2005 annual meeting of stockholders.

[	] FOR	[	] AGAINST	[	] ABSTAIN

Proposal 4 – Elect Andrea Weiss as a Class __ director of the Company to replace a director appointed by the Board of the Company since the 2005 annual meeting of stockholders.

[	] FOR	[	] AGAINST	[	] ABSTAIN

Proposal 5 – Elect Peter M. Weil to the Board of the Company to fill the additional Class II directorship resulting from Proposal 1.

[	] FOR	[	] AGAINST	[	] ABSTAIN

Proposal 6 – Elect Michael Glazer to the Board of the Company to fill the additional Class III directorship resulting from Proposal 1.

[	] FOR	[	] AGAINST	[	] ABSTAIN

Proposal 7 – Amend Section 2 of Article III of the Company’s Bylaws to permit stockholders of the Company to fill vacancies on the Board of the Company and newly created directorships as set forth on Annex C to the Proxy Statement of the Knightspoint Group.

[	] FOR	[	] AGAINST	[	] ABSTAIN

Proposal 8 – Amend Section 5 of Article III of the Company’s Bylaws to permit more stockholders to call special meetings (“Proposal 8”) as set forth on Annex C to the Proxy Statement of the Knightspoint Group.

[	] FOR	[	] AGAINST	[	] ABSTAIN

Proposal 9 – Repeal any new bylaws or amendments to existing Company Bylaws adopted by the Board of the Company on or since December 15, 2005 or adopted prior thereto but not publicly disclosed prior to December 15, 2005.

[	] FOR	[	] AGAINST	[	] ABSTAIN

And in the discretion of the proxies appointed hereunder, on such other business as may properly come before the meeting.

Dated:                                                               , 2006

Signature:

Signature:

Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all shares in all capacities.

PLEASE MARK, SIGN AND DATE THIS PROXY BEFORE MAILING THE PROXY IN THE ENCLOSED ENVELOPE.

If you have any questions about our solicitation, or need any assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.